Exhibit 99.1

FOR RELEASE AT 8:00AM EDT ON TUESDAY, AUGUST 2, 2011

KODIAK OIL & GAS CORP. TO TRANSFER LISTING OF COMMON STOCK

TO THE NEW YORK STOCK EXCHANGE

DENVER –August 2, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota and Montana, today announced that it has received authorization to transfer the listing of its common stock from the NYSE Amex to the New York Stock Exchange (“NYSE”).  The Company’s common stock will continue to trade under the ticker symbol “KOG.”  The Company’s common stock is expected to begin trading on the NYSE on or about Thursday, August 4, 2011.

Lynn A. Peterson, Kodiak’s Chairman and CEO commented, “Improved liquidity for our common shares and unparalleled access to the global investment community are just two of the benefits of listing on the Big Board.  Our new listing on the NYSE is indicative of our continued growth as an organization and of our efforts to provide to our current and future investor base an efficient market for trading Kodiak’s shares.  I would like to thank the NYSE Amex for their support in adroitly managing our listing for the past five years.  Their efforts further ensured a smooth transition to the NYSE.”

The Company has notified the NYSE Amex that it will voluntarily delist its common stock from the NYSE Amex.  The last day of trading of the common stock on the NYSE Amex is expected to be on or about August 3, 2011.  Until the Company’s common stock begins trading on the NYSE, the Company’s common stock will remain trading on the NYSE Amex under the ticker symbol “KOG.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

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